SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

     Certification  and Notice of Termination of  Registration  under Section 12
(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15 (d) of the Securities Exchange Act of 1934.

                        Commission File Number 333-77535-04

                             UACSC 2000-A Owner Trust
               (Exact Name of issuer as specified in its charter)

                      9240 Bonita Beach Road, Suite 1109-A,
                         Bonita Springs, Florida 34135
                                 (941) 948-1850

               (Address, including zip code, and telephone number,
                             including area code, of
                    registrant's/issuer's principal executive
                                    offices)

                Class A Automobile Receivable Backed Certificates
        Class I Interest Only Automobile Receivable Backed Certificates
            (Title of each class of Securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under Sections 13 (a) or 15 (d) remains)

         Please  place  an  X  in  the  box(es)  to   designated   the
appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4  (a)(1)(i)    (    )       Rule 12h-3  (b)(1)(i)   (X)
         Rule 12-g4  (a)(1)(ii)   (    )       Rule 12h-3  (b)(1)(ii)  ( )
         Rule 12g-4  (a)(1)(i)    (    )       Rule 12H-3  (b)(2)(i)   ( )
         Rule 12g-4  (A)(2)(i)    (    )       Rule 12H-3  (b)(2)(ii)  ( )
                                               Rule 15d-6              (X)

     Approximate number of holders of record as of the certification or notice date: 21

     Pursuant to the requirements of the Securities Exchange Act of 1934, UACSC 2000-A Owner Trust has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

                                      UACSC 2000-A OWNER TRUST
                                 By:  Union Acceptance Corporation, as Servicer

Date:   September 27, 2000        By: /s/ Melanie S. Otto
        ------------------            --------------------------
                                      Melanie S. Otto, Vice President